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                                                                     Exhibit 4.4

                     UNSECURED SUBORDINATED PROMISSORY NOTE

                                (PHARMCHEM, INC.)


PAYOR'S OBLIGATIONS UNDER THIS NOTE ARE SUBORDINATE TO ALL INDEBTEDNESS AND OBLIGATIONS OF PAYOR TO COMERICA BANK -- CALIFORNIA ("BANK") AND ARE SUBJECT TO THE TERMS OF A SUBORDINATION AGREEMENT DATED AS OF SEPTEMBER , 2001 BETWEEN PAYEE AND BANK.

$____________                                             SEPTEMBER ___  , 2001

FOR VALUE RECEIVED, PHARMCHEM, INC., a Delaware corporation (the "Payor" or the "Company"), promises to pay to the order of ______________ ("Payee") the principal amount of ________________ U.S. Dollars (U.S. $__________) (the
"Principal") with simple interest on the unpaid balance of the principal amount at nine percent (9%) per annum (the "Interest") commencing on the date of this Note. The Principal and Interest shall be collectively referred to herein as the "Obligation."

1. Interest shall be payable annually during the term of this Note commencing on September , 2002. This Note shall mature on September 30, 2003 (the "Maturity Date"), and all unpaid Principal and accrued and unpaid Interest shall be due and payable on the Maturity Date. All or any portion of the Principal owing hereunder may be paid at any time without any premium or penalty. Any payment or prepayment of this Note will be credited first to accrued and unpaid Interest and second to the unpaid Principal.

2. The Obligation shall be subordinate in payment and priority to the indebtedness of the Payor due and owing to Comerica Bank -- California ("Bank") evidenced by that certain Amended and Restated Loan and Security Agreement dated as of May 15, 2000, as amended, by and between the Payor and Bank and any other instrument evidencing indebtedness or obligations of the Payor to Bank (the "Senior Debt") as provided in that certain Subordination Agreement between Bank and the Payor dated as of September , 2001.

3. At its option, Payee may declare a default on this Note and all liabilities of the Payor to Payee under this Note will become due upon the occurrence of any of the following (each, an "Event of Default") after not less than three (3) days shall have passed following delivery of written notice by Payee to the Payor of such Event of Default:

        (a) Failure to make any payment within ten (10) days after the date due;

        (b) Issuance against the Payor of a writ of attachment, order of garnishment, and/or execution;

        (c) The material breach of any representation or warranty of the Payor contained in this Note at the time when such representation or warranty is made;

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        (d) The material breach of any covenants of the Payor contained in this
            Note;

        (e) Acceleration of any of the Payor's indebtedness for borrowed money as a result of a default or breach of or under any agreement for such borrowed money which default or breach is not cured within the applicable provisions of the agreements or instruments evidencing such indebtedness, including but not limited to loan agreements, real property lease agreements and capital equipment lease agreements, by which the Payor is bound or obligated;

        (f) The dissolution, termination of existence or insolvency of the Payor; the appointment of a receiver of all or any part of the property of the Payor; or an assignment for the benefit of creditors by the Payor; or

        (g) The initiation of any bankruptcy, insolvency, moratorium, receivership or reorganization proceedings by or against the Payor or a general assignment of assets by the Payor for the benefit of creditors.

4. The Payor hereby represents and warrants to Payee as follows:

        (a) The Payor has all requisite corporate power to execute and deliver this Note and to carry out and perform its obligations under the terms of this Note.

        (b) All corporate action on the part of the Payor necessary for the authorization, execution, delivery and performance of this Note by the Payor and the performance of the Payor's obligations hereunder has been taken. This Note, when executed and delivered by the Payor, shall constitute the valid and binding obligation of the Payor enforceable in accordance with its terms, except as enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium and other laws affecting creditors' rights generally, or by general equitable principles.

        (c) Except as set forth in a Schedule of Exceptions delivered to Payee by the Payor concurrently with the execution of this Note, (i) the Payor is not in violation in any material respect of any term or provision of any charter, bylaw, or any material term or provision of any indebtedness, mortgage, indenture, contract, agreement, judgment, or, to the Payor's knowledge, any decree, order, statute, rule, or regulation applicable to the Payor, and (ii) the execution, delivery, and performance of and compliance with this Note, or the consummation of any other transaction contemplated hereby, will not, with or without the passage of time or giving of notice, result in any such material violation, or be in conflict with or constitute a default under any such term, or result in the creation of any mortgage, pledge, lien, encumbrance or charge upon any of the properties or assets of the Payor or the suspension, revocation, impairment, forfeiture or nonrenewal of any permit, license, authorization or approval applicable to the Payor, its business or operations or any of its assets or properties.

        (d) The Payor is a corporation duly organized and validly existing under the laws of the State of Delaware and is in good standing under such laws. The Payor has all requisite corporate power and authority to own its properties and assets and to carry on its business as presently conducted. The Payor is qualified to do business in each jurisdiction in which the


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failure to be so qualified would have a materially adverse impact on the business or financial condition of the Payor.

5. No delay on the part of Payee in the exercise of any power or right under this Note or under any other instrument executed pursuant hereto shall operate as a waiver thereof, nor shall a single or partial exercise of any power or right preclude other or further exercise thereof or the exercise of any other power or right.

6. The Payor and all endorsers of this Note waive demand, presentment, protest, notice of dishonor, notice of nonpayment, notice of intention to accelerate, notice of acceleration, notice of protest and any and all lack of diligence or delay in collection or the filing of suit hereon which may occur, and agree to all extensions and partial payments, before or after maturity, without prejudice to Payee.

7. This Note shall be governed by and construed in accordance with the laws of the State of Delaware without regard to the principles of conflicts of laws thereof.

8. The provisions of this Note shall inure to the benefit of and shall be binding on the heirs, personal representatives and successors in interest of the parties hereto. Any amendment to this Note shall be in writing executed by the Payor and Payee. The Payor shall pay all reasonable costs of collection, including reasonable attorneys' fees, incurred in the event that all amounts owing hereunder are not paid in accordance with the terms hereof. The Payor shall have no right to set off from amounts due to Payee hereunder any amount due or claimed to be due from Payee to the Payor.

9. All agreements between the Payor and Payee, whether now existing or hereafter arising and whether written or oral, are expressly limited so that in no contingency or event whatsoever, whether by acceleration of the maturity of this Note or otherwise, shall the amount paid, or agreed to be paid, to Payee for the use, forbearance or detention of the money to be loaned hereunder or otherwise, exceed the maximum amount permissible under applicable law. If, from any circumstances whatsoever, fulfillment of any provision of this Note, at the time performance of such provision shall be due, shall involve transcending the limit of validity prescribed by law, then ipso facto the obligation to be fulfilled shall be reduced to the limit of such validity, and if from any such circumstances Payee shall ever receive anything of value as interest or deemed interest by applicable law under this Note an amount that would exceed the highest lawful rate, such amount that would be excessive interest shall be applied to the reduction of the principal amount owing under this Note or on account of any other indebtedness of the Payor to Payee relating to this Note, and not to the payment of interest, or if such excessive interest exceeds the unpaid balance of principal of this Note, such excess shall be refunded to the Payor. In determining whether or not the interest paid or payable with respect to any indebtedness of the Payor to Payee, under any specific contingency, exceeds the highest lawful rate, the Payor and Payee shall, to the maximum extent permitted by applicable law, (i) characterize any nonprincipal payment as an expense, fee or premium rather than as interest, (ii) amortize, prorate, allocate and spread the total amount of interest throughout the full term of such indebtedness so that the actual rate of interest on account of such indebtedness is uniform throughout the term thereof, and/or (iii) allocate interest between portions of such indebtedness, to the end that no such portion shall bear interest at a rate greater than that permitted by law. The


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terms and provisions of this paragraph shall control and supersede every other conflicting provision of all agreements between the Payor and Payee.

10. The Payor shall not assign or delegate its obligations hereunder without the prior written consent of Payee; provided that the Payor may, without the consent of Payee, assign or delegate its obligations hereunder to an affiliate of the Payor or to a successor to the Payor as a result of a merger, consolidation, corporate reorganization, sale of substantially all of its assets or similar transaction. To the extent permitted hereunder, all of the stipulations, promises and agreements in this Note contained by or on behalf of the Payor shall bind the successors and assigns of the Payor and Payee, whether so expressed or not, and inure to the benefit of the successors and assigns of the Payor and Payee. Any permitted assignee of the Payor shall agree in writing prior to the effectiveness of such assignment to be bound by the provisions hereof. Payee may sell, transfer, assign, pledge or hypothecate all or any portion of this Note.

11. This Note contains the entire agreement between the parties relating to the subject matter hereof and supercedes any and all prior or contemporaneous written or oral agreements, understandings, negotiations, correspondence or discussions between the parties relating to the subject matter hereof. This Note does not impose on Payee any obligations to contribute, lend or invest any further sums of money or property to or in the Payor.

12. In the event any one or more of the provisions contained in this Note shall for any reason be held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect any other provision hereof, and this Note shall be construed as if such invalid, illegal or unenforceable provision had never been contained herein.

13. Any and all notices or other communications or deliveries hereunder shall be in writing and shall be deemed given and effective on the earliest of (a) the date of transmission, if such notice or communication is delivered via facsimile at the facsimile telephone number specified in this Section prior to 4:30 p.m. (Eastern Time) in the case of notices to Payee or 4:30 p.m. (Central time) in the case of notices to the Payor, in each case on a business day, (b) the business day after the date of transmission, if such notice or communication is delivered via facsimile at the facsimile telephone number specified in this Section later than 4:30 p.m. (Eastern Time) in the case of notices to Payee or 4:30 p.m. (Central time) in the case of notices to the Payor, in each case on any date and earlier than 11:59 p.m. (Eastern Time) in the case of notices to Payee or 11:59 p.m. (Central time) in the case of notices to the Payor on such date, (c) the business day following the date of mailing, if sent by nationally recognized overnight courier service, or (d) upon actual receipt by the party to whom such notice is required to be given. The addresses for such communications shall be:

If to the Payor:

PharmChem, Inc.
4600 Beach Street
Haltom City, Texas  76137
Attention:  Chief Financial Officer
Facsimile:  817-581-2049


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with a copy to:

Robin M. Edwards
Sonnenschein Nath & Rosenthal
685 Market Street, Sixth Floor
San Francisco, California  94105
Facsimile:  (415) 543-5472

If to Payee:

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with a copy to:

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or to such other address or facsimile number as one party may provide to the other in accordance with this Section 13.


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IN WITNESS WHEREOF, the Payor has caused this Note to be signed by its duly authorized officer as of the above date.

                                            PHARMCHEM, INC.

                                            By _________________________________

                                            Its:________________________________